EXHIBIT A: Joint Filing Agreement
     We, the signatories of the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.
Dated: February 9, 2009

Benguo Tang	/s/ Benguo Tang
Benguo Tang

First Win Technologies Ltd.	By:	/s/ Benguo Tang
		Name:	Benguo Tang
		Title:	Director